EXHIBIT 99.2




Media Contacts:
Charles S. Smith                               Bradley D. Allen
Eastman Kodak Company                          Imation Corp.
716/724-4513 (voice)                           651/704-5818 (voice)
716/724-0964 (fax)                             651/704-4076 (fax)
cssmith@kodak.com (e-mail)                     bdallen@imation.com (e-mail)


                  Kodak Completes Acquisition of
                Imation's Medical Imaging Business


          ROCHESTER, NY., Dec. 1--Eastman Kodak Company (NYSE:EK) and Imation Corp.(NYSE:IMN) today announced the completion of Kodak's acquisition of Imation's medical imaging businesses in North America, Latin America, and Asia.

          Kodak is making an initial payment of $389 million in cash for these businesses, and over the next six months Imation will receive an additional $143 million associated with the medical imaging businesses in Europe, as those businesses are acquired by Kodak. During the interim six-month period, Imation will operate as a distributor for Kodak in Europe, and Kodak will report the financial results as part of its operations. The total medical imaging business is expected to contribute approximately $510 million in sales to Kodak's Health Imaging division, and includes net assets valued at approximately $280 million. Approximately 1,600 Imation employees worldwide are transferring to Kodak. In addition, Kodak has acquired Imation medical imaging facilities in Minnesota, Oregon and California.

          The completion of today's transaction also settles civil litigation concerning certain intellectual property disputes between the companies in the United States and Italy.

          In a separate release, Imation announced its intention to use some of the proceeds to pay down outstanding debt and lease obligations, and to buy back the company's stock. (Editor's
Note: See Imation Corp. Outlines Plans for Use of Proceeds



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from Completed Sale of Medical Imaging Systems Business to Kodak;
Business Wire, Dec. 1, 1998.)

          Martin M. Coyne II, vice president, Kodak, and president, Health Imaging, noted, "We believe that there are tremendous opportunities in health imaging which expand beyond traditional diagnostic markets where we have competed for over a century. This acquisition brings important technology, physical assets and top-notch individuals needed for us to take full advantage of those opportunities."

          "The sale of our medical business is beneficial to our customers, shareholders and employees, and an important strategic step for Imation," said William T. Monahan, chairman and chief executive officer, Imation Corp. "Our medical imaging customers will continue to receive the same high-quality products and services now supported by Kodak -- a long-time leader in the medical marketplace. Imation customers, shareholders and employees will benefit through Imation's increased focus on our core opportunities in data storage and information management, image management and color management solutions."

          Imation supplies a variety of products and services worldwide for the information and image management industry, specializing in imaging and data storage solutions. In 1997, the company generated revenues of approximately $2.2 billion. Imation employs approximately 8,400 people worldwide and is based in Oakdale, Minn.

          Additional information about Imation is available on the company's web site at www.imation.com or by calling Imation toll-free at 1-888-466-3456. To receive recent earnings and news releases, corporate information and related shareholder services, call Imation's toll-free shareholder information line at 1-888-IMN-NYSE (1-888-466- 6973).


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Editor's Note: For additional information about Kodak, visit our web site on the Internet at: www.kodak.com